UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 17, 2004

NAPSTER, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32373	77-0551214
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

Napster, Inc.
9044 Melrose Avenue
Los Angeles, CA 90069
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 281-5000

Roxio, Inc.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On December 17, 2004, Napster, Inc. (formerly known as Roxio, Inc.) (the “Company”) completed the sale of its consumer software division to Sonic Solutions, a California corporation, for approximately $72.3 million in cash (of which approximately $2.3 million constituted payment under a working capital and channel inventory adjustment calculation) and 653,837 shares of Sonic Solutions common stock with a value as of December 17, 2004 of approximately $13.6 million. The sale was previously announced on the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 10, 2004 (the “Original 8-K”).

Following the close of the transaction, the Company has changed its name from Roxio, Inc. to Napster, Inc. and will no longer be engaged in the consumer software business, focusing on the online music distribution business.  The Company will use the proceeds of the sale for general working capital purposes and to operate and expand the online music distribution business. None of the proceeds of the sale will be distributed to the Company’s stockholders.

The sale has been approved by the Boards of Directors of both companies and stockholder approvals are not necessary for either party. The Company had filed a preliminary proxy statement to solicit stockholder approval of the transaction, but recent developments in Delaware corporate law and the recent growth of the Napster service have made a stockholder vote unnecessary. The Company intends to file a definitive proxy statement in January 2005 in connection with its annual meeting of stockholders with respect to the election of directors, ratification of its independent auditors and other routine matters.

In connection with the closing of the sale:

•	On December 17, 2004, the Company amended and restated the Asset Purchase Agreement with Sonic Solutions dated August 9, 2004 (as amended, the “Agreement”) to (i) eliminate stockholder approval as a condition to the closing of the sale; (ii) increase the indemnification limits with respect to the Company’s representations and warranties of organization and authorization; (iii) remove the deductible and increase the survival period for indemnification of Sonic Solutions in connection with acquisition-related financial accounting matters; (iv) modify the timing of post closing working capital and channel inventory adjustments; and (v) exclude from the purchased assets certain non-operational foreign subsidiaries.

•	On December 17, 2004, the Company amended and restated its Employment Agreement dated May 22, 2003 with Tom Shea, President and Chief Operating Officer of the consumer software division (the “Amended and Restated Employment Agreement”), pursuant to which Mr. Shea agreed to provide part-time services to the Company through the end of the calendar year at a reduced annualized salary of $87,500 and cease to provide services to the Company thereafter.

•	On December 17, 2004, Silicon Valley Bank and the Company amended their Loan and Security Agreement dated March 25, 2004 (the “Amended Loan and Security Agreement”) to (i) extend the maturity date to December 15, 2006, (ii) add Napster, LLC as a co-borrower under the agreement, (iii) consent to the sale of the software assets to Sonic Solutions and release the security interest on those assets, and (iv) update certain financial covenants. The updated financial covenants included an increase of the tangible net worth requirement to $45 million from $10 million, and a decrease of the weight of accounts receivable in the liquidity ratio requirement from 50% to 10%.

•	The Company accelerated the vesting of all outstanding options under its Amended and Restated 2000 Stock Option Plan, its Amended and Restated 2001 Stock Plan, its 2002 Stock Plan and its 2003 Stock Plan for those employees terminated in connection with the sale.

The foregoing summary of certain material provisions of the amended and restated Agreement, the Amended and Restated Employment Agreement and the Amended Loan and Security Agreement do not purport to be complete summaries. You are urged to read the amended and restated Agreement, the Amended and Restated Employment Agreement and the Amended Loan and Security Agreement, copies which are attached as Exhibit 2.1, Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K, and incorporated herein by reference, for a complete description of the respective terms and conditions of these agreements.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

In connection with the sale of the consumer software division, Tom Shea, President and Chief Operating Officer of the consumer software division, ceased to be an executive officer of the Company effective December 17, 2004 and agreed to provide part-time services through the end of the calendar year at a reduced salary.

ITEM 7.01 REGULATION FD DISCLOSURE.

A copy of the press release issued by the Company on December 20, 2004 in connection with its sale of the consumer software division is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

2.1	Amended and Restated Asset Purchase Agreement between the Company and Sonic Solutions, dated December 17, 2004.

4.1	Specimen Stock Certificate of Napster, Inc.

10.1	Amended and Restated Employment Agreement between Thomas J. Shea and the Company dated December 17, 2004.

10.2	First Amendment dated December 17, 2004 to Loan and Security Agreement between the Company and Silicon Valley Bank dated March 25, 2004.

99.1	Press Release dated December 20, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2004

Napster, Inc. (Registrant)
By:	/s/ WILLIAM E. GROWNEY, JR.
Name:	William E. Growney, Jr.
Title:	Secretary

EXHIBIT INDEX

Exhibit No.  Description of Exhibit
2.1	Amended and Restated Asset Purchase Agreement between the Company and Sonic Solutions, dated December 17, 2004.

4.1	Specimen Stock Certificate of Napster, Inc.

10.1	Amended and Restated Employment Agreement between Thomas J. Shea and the Company dated December 17, 2004.

10.2	First Amendment dated December 17, 2004 to Loan and Security Agreement between the Company and Silicon Valley Bank dated March 25, 2004.

99.1	Press Release dated December 20, 2004.